Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS PROMOTES KURT SCHERTLE TO CHIEF OPERATING OFFICER

Sunbury, PA (March 3, 2014) - Weis Markets, Inc. (NYSE:WMK) today announced the promotion of Kurt Schertle to Chief Operating Officer (COO).

Prior to his promotion, Mr. Schertle was the Company's Executive Vice President. He will continue to oversee all aspects of the Company's marketing, merchandising, procurement and advertising for its center store, perishable and pharmacy departments; store operations; and the Company's supply chain, including its distribution and transportation teams.

"Kurt has taken on increasingly important roles at our company over the past five years," said Jonathan Weis, Weis Markets' President and CEO. "During this period, he has helped develop and implement our go to market strategies, particularly in loyalty marketing while helping to drive improved store level performance and increased supply chain efficiencies. With this promotion, Kurt will take on a broader oversight role in these areas while remaining deeply involved in the day to day operation of our company."

Mr. Schertle joined Weis Markets in 2009 as Vice President, Sales and Merchandising. He was subsequently promoted to Senior Vice President and Executive Vice President overseeing all aspects of merchandising, marketing, store operations and supply chain.

A graduate of Towson University, Mr. Schertle has more than 25 years of food retailing experience.

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About Weis Markets
Founded in 1912, Weis Markets operates 166 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia.

For more information about Weis Markets, Inc., please visit www.weismarkets.com. Connect with Weis Markets on Facebook at www.facebook.com/WeisMarkets. Follow Weis Markets on Twitter @weismarkets.